Exhibit 99.1
NEWS RELEASE

Power Integrations Raises Second-Quarter Outlook for
Revenues and Gross Margin

Company to announce complete Q2 results on July 30

SAN JOSE, CALIF. - July 15, 2013 - Power Integrations (Nasdaq: POWI), the leader in high-voltage integrated circuits for energy-efficient power conversion, today revised its financial outlook for the quarter ended June 30, 2013. The company now expects to report second-quarter revenues of between $87 million and $88 million, as compared to the previously projected range of $79 million to $85 million. The company reported revenues of $77.0 million in the first quarter of 2013.

Non-GAAP gross margin for the quarter is now expected to be between 53 percent and 53.5 percent, compared with the prior projection of 52-53 percent. GAAP gross margin for the second quarter is expected to be between 52 percent and 52.5 percent. (Non-GAAP gross margin excludes from cost of revenues approximately $0.6 million of amortization of acquisition-related intangible assets and $0.3 million of stock-based compensation.) Non-GAAP operating expenses are expected to total between $27.5 million and $28 million, while GAAP operating expenses are expected to be between $32.5 million and $33 million. (Non-GAAP operating expenses exclude approximately $4 million of stock-based compensation and $1 million of amortization expense for acquisition-related intangible assets.)

Commented Balu Balakrishnan, president and CEO of Power Integrations: “We saw stronger-than-expected demand in the second quarter and now expect to report a sequential revenue increase of 13-14 percent for the quarter, with significant growth in each of our four primary end-market categories.”

Power Integrations will announce its complete second-quarter results after U.S. market hours on July 30, and will conduct a conference call that day beginning at 1:45 p.m. Pacific time. Members of the investment community can join the call by dialing 1-877-317-6789 from within the U.S. or 1-412-317-6789 from outside the U.S. The call will also be available via a live and archived webcast on the company's investor website, http://investors.powerint.com.

About Power Integrations
Power Integrations, Inc., is a Silicon Valley-based supplier of high-performance electronic components used in high-voltage power-conversion systems. The company's integrated circuits and diodes enable compact, energy-efficient AC-DC power supplies for a vast range of electronic products including mobile devices, TVs, PCs, appliances, smart utility meters and LED lights. CONCEPT IGBT drivers enhance the efficiency, reliability and cost of high-power applications such as industrial motor drives, solar and wind energy systems, electric vehicles and high-voltage DC transmission. Since its introduction in 1998, Power Integrations' EcoSmart® energy-efficiency technology has prevented billions of dollars' worth of energy waste and millions of tons of carbon emissions. Reflecting the environmental benefits of the company's products, its stock is included in the NASDAQ® Clean Edge® Green Energy Index, The Cleantech Index®, and the Ardour Global IndexSM. For more information, including design-support tools and resources, please visit www.powerint.com; visit Power Integrations' Green Room for a comprehensive guide to energy-efficiency standards around the world.
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Power Integrations Raises Second-Quarter Outlook for Revenues and Gross Margin

Note Regarding Use of Non-GAAP Financial Measures
In addition to the company's consolidated financial statements, which are presented according to GAAP, the company provides certain non-GAAP financial information that excludes stock-based compensation expenses recorded under Accounting Standard Codification 718-10, acquisition-related expenses, amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, charges associated with SemiSouth, non-cash interest income, and the tax effects of the above items. The company uses these non-GAAP measures in its own financial and operational decision-making processes and, with respect to one measure, in setting performance targets for employee-compensation purposes. Further, the company believes that these non-GAAP measures offer an important analytical tool to help investors understand the company's core operating results and trends, and to facilitate comparability with the operating results of other companies that provide similar non-GAAP measures. These non-GAAP measures have certain limitations as analytical tools and are not meant to be considered in isolation or as a substitute for GAAP financial information. For example, stock-based compensation is an important component of the company's compensation mix, and will continue to result in significant expenses in the company's GAAP results for the foreseeable future, but is not reflected in the non-GAAP measures. Also, other companies, including companies in Power Integrations' industry, may calculate non-GAAP measures differently, limiting their usefulness as comparative measures.

Note Regarding Forward-Looking Statements
The statements in this press release relating to the company's projected second-quarter financial performance are forward-looking statements reflecting management's current expectations and beliefs. These forward-looking statements are based on current information that is, by its nature, subject to change. Due to risks and uncertainties associated with the company's business, actual results could differ materially from those projected or implied by these forward-looking statements. These risks and uncertainties include but are not limited to the fact that the company is yet to complete its customary quarter-end financial closing. These and other risk factors that may cause actual results to differ are more fully explained under the caption “Risk Factors” in the company's most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on May 3, 2013. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by the rules and regulations of the SEC.

Power Integrations, EcoSmart and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

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Contact:

Joe Shiffler Power Integrations, Inc. 1 (408) 414-8528 jshiffler@powerint.com